Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6500

jtracy@kyphon.com

Kyphon Reports First Quarter 2005 Financial Results

SUNNYVALE, Calif., April 27, 2005 (BUSINESS WIRE) -- Kyphon Inc. (Nasdaq:KYPH), a leader in minimally invasive spinal products and solutions, today announced that net sales for the first quarter of 2005 were $66.2 million, an increase of 49% over the $44.4 million in net sales reported for the first quarter of 2004. Earnings per fully diluted share for the quarter increased 36% to $0.15 compared to earnings per fully diluted share of $0.11 for the first quarter of 2004.

"I am pleased to report another quarter of robust revenue and earnings growth for the company, " said Richard Mott, President and Chief Executive Officer. "Our financial results included 42% domestic revenue growth, reflecting the positive returns achieved from the sales, marketing and clinician training initiatives implemented following the year-ago FDA clearance of our bone cement. We expect that our ongoing efforts to generate awareness in the primary care physician community of kyphoplasty's clinical benefits will be an important factor in expanding its role in the treatment of vertebral compression fractures. We are also particularly encouraged by the growing interest in kyphoplasty shown by the interventional radiology and interventional neuroradiology communities, providing the company another avenue for growth."

Mott continued, "Our first quarter international sales more than doubled over the prior year reflecting return on the investments made in building a direct sales force and professional education channel in Europe, coupled with our success in helping secure favorable reimbursement for the kyphoplasty procedure in certain key countries. During 2005, we remain focused on broadening our worldwide customer base, developing innovative new products and procedures, advancing our clinical trial programs, and delivering increased operating leverage," said Mott.

Kyphon also announced today that it has exclusively licensed Dr. J. Lee Berger's portfolio of patents concerning the creation of voids in, or moving, tissue or bone for most orthopaedic applications, including the spine. In addition to an up-front cash payment of $1.0 million paid in April 2005, the parties agreed to a capped royalty stream on any products developed that practice the licensed patent rights. "We are excited to add Dr. Berger's innovations to our expanding portfolio of patents on minimally invasive spine therapies and look forward to working with him in his consultancy capacity on the development of future related products," concluded Mott.

Selected Metrics

Kyphon ended the first quarter of 2005 with 174 device sales representatives and 64 primary care sales professionals in the U.S. Internationally, the company ended the quarter with approximately 62 sales professionals. Kyphon is planning to reach 220 device sales representatives in the U.S. and 85 primary care sales representatives, along with approximately 90 sales representatives outside of the U.S. by the end of 2005. These sales representatives work with the spine specialists worldwide who perform the kyphoplasty procedure. To date, approximately 4,200 spine specialists in the U.S. and 2,000 overseas have been trained to perform kyphoplasty. For the year 2005, Kyphon expects to train a total of approximately 1,800 physicians to perform kyphoplasty procedures, 900 in the U.S. and 900 outside of the U.S.

Financial Outlook

For the second quarter of 2005, the company anticipates net sales of approximately $71 to $73 million which represents a 40% to 44% increase versus the second quarter of 2004. Earnings per fully diluted share for the second quarter are targeted to be between $0.12 to $0.13 which includes the impact of the $1.0 million in-process research and development expense associated with the Berger license agreement, as well as approximately $2.0 to $3.0 million in expected legal expenses related to our patent dispute against Disc-O-Tech Medical Technologies, assuming the June 2005 trial proceeds as currently scheduled. For the full-year 2005, targeted net sales are approximately $280 to $295 million which represents a 31% to 38% increase versus 2004. Full-year 2005 anticipated earnings per fully diluted share are approximately $0.65 to $0.72.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company's products are used in Balloon Kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis and cancer. For more information, visit Kyphon's website at www.kyphon.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as "believes," "expects," "anticipates," "targets," "intends," "plans," "projects," and words of similar effect, and specifically include the company's future financial projections and anticipated business direction and performance. Forward-looking statements are based on management's current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company's actual results to differ materially from the statements contained herein. Factors that could affect actual results include actual order and shipment rate of the company's KyphX instruments, the rate of acceptance and education of primary care physicians and spine surgeons in the use of the company's KyphX instruments as an alternative to conventional spine fracture treatments and pain management therapies, risks and uncertainties related to the timing and results of clinical trials, assumed continuation of our current litigation, competition in our markets, and the impact of any acquisitions or divestitures that we may announce in the future. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results," of Kyphon's annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 2, 2005. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

KYPHON INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited; in thousands, except per share amounts)

                                                              Three Months Ended
                                                                    March 31,
                                                            ----------------------
                                                               2005        2004
                                                            ----------  ----------
U.S. net sales                                             $   57,866  $   40,624
International net sales                                         8,368       3,809
                                                            ----------  ----------
Net sales                                                      66,234      44,433
Cost of goods sold                                              7,925       4,917
                                                            ----------  ----------
Gross profit                                                   58,309      39,516
                                                            ----------  ----------
Operating expenses:
    Research and development                                    5,460       4,557
    Sales and marketing                                        34,985      22,341
    General and administrative                                  7,698       4,840
                                                            ----------  ----------
        Total operating expenses                               48,143      31,738
                                                            ----------  ----------
Income from operations                                         10,166       7,778
Interest income and other, net                                    525         235
                                                            ----------  ----------
Net income before income taxes                                 10,691       8,013
Provision for income taxes                                      4,270       3,200
                                                            ----------  ----------
Net income                                                 $    6,421  $    4,813
                                                            ==========  ==========
Net income per share:
    Basic                                                  $     0.15  $     0.12
                                                            ==========  ==========
    Diluted                                                $     0.15  $     0.11
                                                            ==========  ==========
Weighted-average shares outstanding:
    Basic                                                      41,843      39,761
                                                            ==========  ==========
    Diluted                                                    44,231      43,332
                                                            ==========  ==========

KYPHON INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

                                                        March 31,    December 31,
                                                           2005          2004
                                                       ------------  ------------
Assets
Current assets:
    Cash and cash equivalents                         $    102,659  $     87,236
    Investments                                             25,611        24,421
    Accounts receivable, net                                43,335        42,347
    Inventories                                             10,988        11,457
    Prepaid expenses and other current assets                3,503         4,521
    Deferred tax assets                                     13,547        13,537
                                                       ------------  ------------
        Total current assets                               199,643       183,519
Investments                                                  2,041         4,142
Property and equipment, net                                 14,659        12,728
Goodwill and other intangible assets, net                    4,819         5,039
Deferred tax assets                                          4,009         4,009
Other assets                                                 4,197         3,952
                                                       ------------  ------------
        Total assets                                  $    229,368  $    213,389
                                                       ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                  $      7,797  $      5,544
    Accrued liabilities                                     22,492        24,049
                                                       ------------  ------------
        Total current liabilities                           30,289        29,593
Deferred rent and other                                      4,113         4,161
                                                       ------------  ------------
        Total liabilities                                   34,402        33,754
                                                       ------------  ------------
Commitments and contingencies

Stockholders' equity:
    Common stock, $0.001 par value per share                    42            41
    Additional paid-in capital                             198,642       189,410
    Treasury stock, at cost                                   (201)         (201)
    Deferred stock-based compensation, net                  (1,461)       (2,113)
    Accumulated other comprehensive income                   2,514         3,489
    Accumulated deficit                                     (4,570)      (10,991)
                                                       ------------  ------------
        Total stockholders' equity                         194,966       179,635
                                                       ------------  ------------
        Total liabilities and stockholders' equity    $    229,368  $    213,389
                                                       ============  ============